EXHIBIT (4)

                                VOTING AGREEMENT


         THIS VOTING AGREEMENT ("Agreement") is made and entered into as of this 3rd day of November, 2004, by and among Micro Interconnect Technology, Inc., a Nevada corporation (the "Buyer"), each of the persons listed under the caption "Stockholders" on the signature page hereof, such persons being all of the stockholders ("Stockholders") of Lanbo Financial Investment Company Group Limited, a corporation incorporated under the laws of the British Virgin Islands ("Company"), and Keating Reverse Merger Fund, LLC, a limited liability company formed and organized under the laws of the State of Delaware ("KRM Fund"). The Stockholders shall be referred to herein collectively as the "Stockholders" and each, individually, as the "Stockholder".

                                    RECITALS

      A. Buyer, KRM Fund, Company and certain of the Stockholders are parties to a certain Share Exchange Agreement dated as of September 29, 2004 ("Exchange Agreement").

      B. Certain of the Stockholders will be issued Service Provider Shares immediately following the Closing of the transactions under the Exchange Agreement.

      C. Unless otherwise defined herein, the capitalized terms herein shall have the meaning set forth in the Exchange Agreement.

      D. KRM Fund owns a majority of the issued and outstanding shares of Buyer Common Stock immediately preceding the Closing of the Transaction contemplated under the Exchange Agreement.

      E. As a condition to and an inducement to Buyer's and KRM Fund's willingness to enter into the Exchange Agreement, the Stockholders and Buyer have agreed to enter into this Agreement as a condition to Closing or as a condition to the issuance of the Service Provider Shares.

      F. Each of Stockholders and Buyer acknowledge that the agreements contained in this Agreement are an integral part of the transactions contemplated by the Exchange Agreement and that, without these agreements, Buyer would not enter into the Exchange Agreement, and KRM Fund would not have approved the Exchange Agreement and the transactions contemplated thereunder.



         NOW THEREFORE, in consideration of the premises, the respective commitments and undertakings of the parties hereto, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

      1. Recitals. The recitals set forth above are incorporated in this Agreement by reference as if such recitals were set forth in this Agreement in their entirety.

      2. Voting Agreement Regarding Directors.

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         (a) Right to Nominate and Agreement to Elect Director. For the one (1)
year period following the Closing, KRM Fund shall have the right, pursuant to the Exchange Agreement, to nominate one (1) director to the board of directors of Buyer ("Board"). Each Stockholder agrees to vote all shares of Buyer Common Stock that he now or hereafter owns (or as to which he has voting power) ("Shares") as may be necessary to elect the one (1) director nominated by KRM Fund during the one (1) year period following the Closing (the "Applicable Period").

         (b) Removal. Any director of Buyer may be removed from the Board in the manner allowed by law and Buyer's Charter Documents, but with respect to the director nominated by KRM Fund pursuant to Section 2(a) above, in the event such director is removed pursuant to Section 2(b) hereof, KRM Fund shall have the right, pursuant to Section 2(a) above, to nominate such removed director's replacement, subject to the approval of the Stockholders, such approval to not be unreasonably withheld.

         (c) Director Qualifications. KRM Fund may nominate any person of sound mind and legal age to serve as director; provided, however, that such person (i) shall not be employed within or otherwise principally associated with Buyer or its subsidiaries and affiliates, (ii) shall be subject to the approval of the Stockholders which approval shall not be unreasonably withheld, (iii) shall qualify as an "independent" director under the applicable corporate governance requirement and standards imposed by the SOX Act, the SEC, and any exchange on which Buyer's securities are listed or quoted, or are expected to be listed or quoted, and (iv) shall qualify as a financial expert such that such director may, in the reasonable discretion of the Board, sit on the audit committee of Buyer. KRM Fund acknowledges that there is no assurance its nominee will receive any compensation from Buyer for serving as a member of the Board; provided, however, that the nominee will receive compensation commensurate with other non-executive directors serving on the Buyer's board of directors.

         (d) Covenants of Buyer and Stockholders. Buyer and Stockholders agree to use their best efforts to ensure that the rights granted hereunder are effective and that KRM Fund enjoys the benefits thereof. Such actions include, without limitation, the use of Buyer's and each Stockholder's best efforts to cause the nomination and election of the director as provided above. Buyer and Stockholders will not, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be performed hereunder by them, but will at all times in good faith assist in the carrying out of all of the provisions of this Section 2 and in the taking of all such actions as may be necessary, appropriate or reasonably requested in order to protect the rights of KRM Fund hereunder against impairment.

         (e) No Liability for Election of Recommended Directors. Other than as approved in Section 2(c) above, neither Buyer nor the Stockholders, nor any of Buyer's officers, directors, stockholders, partners, employees or agents makes any representation or warranty as to the fitness or competence of any nominee of KRM Fund to serve on the Board by virtue of such party's execution of this Agreement or by the act of such party in voting for such nominee pursuant to this Agreement.

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

      3. Grant of Irrevocable Proxy. To secure each Stockholder's obligation to vote that Stockholder's Shares in accordance with the provisions of this Agreement, each Stockholder hereby, during the Applicable Period, appoints Timothy J. Keating ("Fund Representative") as his true and lawful proxy, with full power of substitution, to vote all Shares, in such proxy's sole discretion, solely to effect the provisions of Section 2 hereof. The proxies and powers granted by each Stockholder pursuant to this Agreement are coupled with an interest and are given to secure the performance of such Stockholder's duties under this Agreement. Such proxies will be irrevocable during the one (1) year period following the Closing, shall terminate thereupon and such proxies shall survive the death, incompetency and disability of any Stockholder or other holder of such Stockholder's Shares.

      4. Transfer of Shares. No Shares shall be transferred during the Applicable Period unless and until the transferee executes an instrument acknowledging and agreeing that the Shares being acquired are subject to the agreements, restrictions and irrevocable proxies set forth in this Agreement.

      5. Legend. Each certificate evidencing Shares owned by any Stockholder and each certificate issued in exchange for or upon the transfer of any such Shares during the Applicable Period shall be stamped or otherwise imprinted with a legend in substantially the following form or to the following effect:

         "The securities represented by this certificate are subject to a Voting Agreement by and among the original holder of such securities, the issuer of such securities, and Keating Reverse Merger Fund, LLC and to an irrevocable proxy granted pursuant to the Voting Agreement. A copy of such agreement will be furnished without charge by issuer at its corporate offices, upon written request."

      6. Miscellaneous Provisions.

         (a) Binding Effect. This Agreement shall constitute a valid and binding agreement among the Stockholders and any subsequent holders of Shares now or hereafter owned by the Stockholders and their respective successors and assigns.

         (b) Remedies. KRM Fund shall be entitled to specific enforcement of its rights under this Agreement, to recover damages by reason of any breach of any provision hereof and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that KRM Fund may, in its sole discretion, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

         (c) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         (d) Entire Agreement. This Agreement embodies the complete agreement and understanding among the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations, by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

         (e) Counterparts. This Agreement may be executed on separate counterparts, each of which will be an original and all of which taken together will constitute one and the same Agreement.

         (f) Governing Law. All questions concerning this Agreement will be governed by and interpreted in accordance with the internal law, not the law of conflicts, of the state of Nevada, USA.

         (g) Arbitration. Any disputes or claims arising under or in connection with this Agreement or the transactions contemplated hereunder shall be resolved by binding arbitration. Notice of a demand to arbitrate a dispute by any party shall be given in writing to the other parties at their last known address. Arbitration shall be commenced by the filing by a party of an arbitration demand with the American Arbitration Association ("AAA") in its office in New York, New York USA. The arbitration and resolution of the dispute shall be resolved by a single arbitrator appointed by the AAA pursuant to AAA rules. The arbitration shall in all respects be governed and conducted by applicable AAA rules, and any award and/or decision shall be conclusive and binding on the parties. The arbitration shall be conducted in New York, New York. The arbitrator shall supply a written opinion supporting any award, and judgment may be entered on the award in any court of competent jurisdiction. Each party shall pay its own fees and expenses for the arbitration, except that any costs and charges imposed by the AAA and any fees of the arbitrator for his services shall be assessed against the losing party by the arbitrator. In the event that preliminary or permanent injunctive relief is necessary or desirable in order to prevent a party from acting contrary to this Agreement or to prevent irreparable harm prior to a confirmation of an arbitration award, then either party is authorized and entitled to commence a lawsuit solely to obtain equitable relief against the other pending the completion of the arbitration in a court having jurisdiction over the parties. All rights and remedies of the parties shall be cumulative and in addition to any other rights and remedies obtainable from arbitration.

               [Remainder of this page intentionally left blank.]

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


                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the first paragraph.



                              MICRO INTERCONNECT TECHNOLOGY, INC.



                              By: /s/ Kevin R. Keating
                                 -----------------------------------------------
                                 Kevin R. Keating, President


                              KEATING REVERSE MERGER FUND, LLC



                              By: /s/ Timothy J. Keating
                                 -----------------------------------------------
                                 Timothy J. Keating, Manager


                              STOCKHOLDERS:


                              /s/ Lu Pingji
                              --------------------------------------------------
                              Lu Pingji, Individually

                              /s/ Xiao Genxiang
                              --------------------------------------------------
                              Xiao Genxiang, Individually

                              /s/ Feng Xiaohong
                              --------------------------------------------------
                              Feng Xiaohong, Individually

                              /s/ Lu Pingji
                              --------------------------------------------------
                              Lu Pingji, as Voting Trustee
                              under the Voting Trust Agreement dated
                              September 28, 2004

                              /s/ Du Yaru
                              --------------------------------------------------
                              Du Yaru

                              /s/ Duan Xiao
                              ------------------------------------------
                              Duan Xiao

                              /s/ To Yin Shing
                              ------------------------------------------
                              To Yin Shing


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


                              /s/ Du Qing Song
                              --------------------------------------------------
                              Du Qing Song

                              /s/ Zhao Juan
                              --------------------------------------------------
                              Zhao Juan

                              /s/ Guo Junli
                              --------------------------------------------------
                              Guo Junli

                              /s/ Meiyi Xia
                              --------------------------------------------------
                              Meiyi Xia


                              Feldman Weinstein LLP


                              By: /s/ David Feldman
                                 -----------------------------------------------
                                 David Feldman, Partner